File No. 70-8947







                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 Amendment No. 1
                                       to
                                    FORM U-1

                           APPLICATION OR DECLARATION
                                      under
                 The Public Utility Holding Company Act of 1935

                               GULF POWER COMPANY
                              500 Bayfront Parkway
                            Pensacola, Florida 32501

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

                (Name of top registered holding company parent of
                          each applicant or declarant)

                                 Warren E. Tate
                             Secretary and Treasurer
                               Gulf Power Company
                              500 Bayfront Parkway
                            Pensacola, Florida 32501

                   (Names and addresses of agents for service)

    The Commission is requested to mail signed copies of all orders, notices and communications to the above agents for service and to:

        W. L. Westbrook                             John D. McLanahan, Esq.
   Financial Vice President                            Troutman Sanders
     The Southern Company                         600 Peachtree Street, N.E.
  270 Peachtree Street, N.W.                              Suite 5200
    Atlanta, Georgia 30303                        Atlanta, Georgia 30308-2216

Item 6. Exhibits and Financial Statements.

          (a)  Exhibits.

               F    - Opinion of Beggs & Lane, counsel for Gulf.



                                   SIGNATURES

            Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Dated  December 10, 1996                               GULF POWER COMPANY


                                                       By /s/Wayne Boston
                                                            Wayne Boston
                                                         Assistant Secretary